FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2023 RESULTS

COLUMBUS, Ohio, USA – May 4, 2023 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2023. Provided below are the highlights:

•Reported sales increased 3% compared with the prior year. In local currency, sales increased 7% in the quarter as currency reduced sales growth by 4%.

•Net earnings per diluted share as reported (EPS) were $8.47, compared with $7.55 in the prior-year period. Adjusted EPS was $8.69, an increase of 10% over the prior-year amount of $7.87. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “We had a very good start to the year with our first quarter results and benefited from broad-based growth across geographic regions and product categories, including very strong momentum in our service business. We were also pleased with our strong execution on margin initiatives and cost control, which resulted in solid growth in Adjusted EPS despite a very significant currency headwind.”

GAAP Results
EPS in the quarter was $8.47, compared with the prior-year amount of $7.55.

Compared with the prior year, total reported sales increased 3% to $929 million. By region, reported sales increased 5% in the Americas and 2% in both Europe and Asia/Rest of World. Earnings before taxes amounted to $226.6 million, compared with $213.0 million in the prior year.

Non-GAAP Results
Adjusted EPS was $8.69, an increase of 10% over the prior-year amount of $7.87.

Compared with the prior year, total sales in local currency increased 7% as currency reduced sales growth by 4%. By region, local currency sales increased 6% in both the Americas and Europe and 10% in Asia/Rest of World. Adjusted Operating Profit amounted to $266.5 million, a 10% increase from the prior-year amount of $241.2 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company stated that forecasting remains challenging. Management cautions that market conditions are dynamic and changes to the business environment can occur quickly. There is uncertainty in the economic environment today, including the risk of recession in many countries, and management acknowledges that market conditions are subject to change.

Based on today's assessment of market conditions, management anticipates local currency sales growth for the second quarter of 2023 will be approximately 3%, and Adjusted EPS is forecast to be $9.90 to $10.00, a growth rate of 5% to 7%. Included in the second quarter guidance is an estimated 4% headwind to Adjusted EPS growth due to adverse currency.

For the full year, management anticipates local currency sales growth in 2023 will be approximately 5%, and Adjusted EPS is forecast to be in the range of $43.65 to $43.95, representing growth of approximately 10% to 11%. This compares with previous local currency sales growth guidance of approximately 5% and Adjusted EPS guidance of $43.55 to $43.95. Included in the 2023 guidance is an estimated 2% headwind to Adjusted EPS growth due to adverse currency.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known.

Conclusion

Kaltenbach concluded, “There is uncertainty in the global economy and our end markets, but we remain focused on the factors we can control, namely capitalizing on our Spinnaker sales and marketing programs and executing on our productivity and margin expansion initiatives. Investment in our broad product portfolio will extend our technology leadership and deliver innovative solutions for customers that increase productivity, enhance compliance, and improve quality. We believe our unique growth strategies, tremendous diversity, and culture of operational excellence and agility position us very well to gain market share and deliver solid financial results in 2023.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow (Friday, May 5) at 8:30 a.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth, inflation and ongoing developments related to Ukraine. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, and the impact of inflation and ongoing developments related to Ukraine on our business. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including inflation, and the ongoing developments related to Ukraine. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2023		% of sales	March 31, 2022	% of sales
Net sales	$928,738	(a)	100.0	$897,791	100.0
Cost of sales	382,172		41.1	378,206	42.1
Gross profit	546,566		58.9	519,585	57.9

Research and development	45,477		4.9	43,028	4.8
Selling, general and administrative	234,638		25.3	235,312	26.2
Amortization	17,779		1.9	16,604	1.8
Interest expense	18,184		2.0	11,338	1.3
Restructuring charges	4,274		0.4	4,011	0.5
Other charges (income), net	(396)		0.0	(3,709)	(0.4)
Earnings before taxes	226,610		24.4	213,001	23.7

Provision for taxes	38,184		4.1	39,000	4.3
Net earnings	$188,426		20.3	$174,001	19.4

Basic earnings per common share:
Net earnings	$8.53			$7.64
Weighted average number of common shares	22,083,456			22,768,298

Diluted earnings per common share:
Net earnings	$8.47			$7.55
Weighted average number of common and common equivalent shares	22,253,435			23,040,231

Note:
(a)	Local currency sales increased 7% as compared to the same period in 2022.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2023		% of sales	March 31, 2022	% of sales
Earnings before taxes	$226,610			$213,001
Amortization	17,779			16,604
Interest expense	18,184			11,338
Restructuring charges	4,274			4,011
Other charges (income), net	(396)			(3,709)
Adjusted operating profit	$266,451	(b)	28.7	$241,245	26.9

Note:
(b)	Adjusted operating profit increased 10% as compared to the same period in 2022.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2023	December 31, 2022

Cash and cash equivalents	$89,085	$95,966
Accounts receivable, net	640,050	709,321
Inventories	427,549	441,694
Other current assets and prepaid expenses	130,083	128,108
Total current assets	1,286,767	1,375,089

Property, plant and equipment, net	780,013	778,600
Goodwill and other intangible assets, net	961,876	966,224
Other non-current assets	381,251	372,482
Total assets	$3,409,907	$3,492,395

Short-term borrowings and maturities of long-term debt	$107,131	$106,054
Trade accounts payable	176,733	252,538
Accrued and other current liabilities	720,385	789,139
Total current liabilities	1,004,249	1,147,731

Long-term debt	2,015,779	1,908,480
Other non-current liabilities	414,348	411,391
Total liabilities	3,434,376	3,467,602

Shareholders’ equity	(24,469)	24,793
Total liabilities and shareholders’ equity	$3,409,907	$3,492,395

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2023	2022

Net earnings	$188,426	$174,001
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	12,023	11,880
Amortization	17,779	16,604
Deferred tax provision (benefit)	602	(1,096)
Share-based compensation	4,027	4,509
Decrease in cash resulting from changes in
operating assets and liabilities	(69,595)	(115,061)
Net cash provided by operating activities	153,262	90,837
Cash flows from investing activities:
Purchase of property, plant and equipment	(23,196)	(19,151)
Proceeds from government contract (a)	—	18,000
Acquisitions	(613)	(9,704)
Other investing activities	1,423	3,743
Net cash used in investing activities	(22,386)	(7,112)
Cash flows from financing activities:
Proceeds from borrowings	605,018	684,037
Repayments of borrowings	(503,516)	(478,479)
Proceeds from exercise of stock options	11,473	5,289
Repurchases of common stock	(249,999)	(275,000)
Other financing activities	(611)	(332)
Net cash used in financing activities	(137,635)	(64,485)

Effect of exchange rate changes on cash and cash equivalents	(122)	(855)

Net (decrease) increase in cash and cash equivalents	(6,881)	18,385

Beginning of period	95,966	98,564
End of period	$89,085	$116,949

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$153,262	$90,837
Payments in respect of restructuring activities	1,983	1,914
Purchase of property, plant and equipment (a)	(19,908)	(17,472)
Payments for acquisition costs	—	174
Adjusted free cash flow	$135,337	$75,453

Note:
(a)	In September 2021, the Company entered into an agreement with the U.S. Department of Defense to increase the domestic production capacity of pipette tips and enhance manufacturing automation and logistics. The Company will receive funding of $35.8 million, which will offset future capital expenditures. Funding proceeds of $18.0 million during the three months ended March 31, 2022 and the related purchase of property, plant and equipment of $3.3 million and $1.7 million for the three months ended March 31, 2023 and 2022, respectively, are excluded from Adjusted free cash flow.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2023	2%	5%		2%		3%

Local Currency Sales Growth
Three Months Ended March 31, 2023	6%	6%		10%		7%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2023		2022		% Growth
EPS as reported, diluted		$8.47		$7.55		12%

Purchased intangible amortization, net of tax		0.23	(a)	0.22	(a)
Restructuring charges, net of tax		0.16	(b)	0.14	(b)
Income tax expense		(0.17)	(c)	(0.06)	(c)
Acquisition costs, net of tax		—	(d)	0.02	(d)

Adjusted EPS, diluted		$8.69		$7.87		10%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.6 million ($5.1 million after tax) for the three months ended March 31, 2023 and 2022.
(b)	Represents the EPS impact of restructuring charges of $4.3 million ($3.5 million after tax) and $4.0 million ($3.2 million after tax) for the three months ended March 31, 2023 and 2022, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2023 and 2022 due to the timing of excess tax benefits associated with stock option exercises.
(d)	Represents the EPS impact of acquisition costs of $0.5 million ($0.4 million after tax) for the three months ended March 31, 2022.